                                                                     Exhibit 5.1

                            FOSTER PEPPER & SHEFELMAN



December 31, 1996




Board of Directors
Washington Mutual, Inc.
1201 Third Avenue
Seattle, Washington  98101

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel for Washington Mutual, Inc., a Washington corporation (the "Company"), in connection with the preparation and filing of a Registration Statement ("Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, for up to 15,085,305 shares (the "Shares") of the Company common stock, no par value per share (the "Common Stock"). Such Shares are currently outstanding shares of Common Stock and are held of record by the selling shareholders listed in the Registration Statement.

         We have examined the Registration Statement and the action of the Board of Directors of the Company in authorizing the issuance of the Shares and such other documents and records as we deem necessary for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that the Shares are legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus in the Registration Statement.

                                            Very truly yours,

                                            /s/ FOSTER PEPPER & SHEFELMAN